Exhibit 3.2

                 AMENDMENT NO. 3 TO AMENDED AND RESTATED BYLAWS
                                       OF
                             SOUTHWEST WATER COMPANY


     The following sets forth the third amendment to the Amended and Restated Bylaws (the "Bylaws") of Southwest Water Company, a Delaware corporation, which amendment shall be effective as of May 16, 2006.

     1. Article IV of the Bylaws are hereby amended and restated in their entirety to read as follows:

     SECTION 1. Generally. The officers of the Corporation shall consist of a Chair of the Board, an Executive Vice Chair, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

     SECTION 2. Chair of the Board. The Chair of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned by the Board of Directors or prescribed by these bylaws. If there is no Chief Executive Officer or President, the Chair of the Board shall in addition be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in SECTION 4 of this Article IV.

     SECTION 3. Executive Vice Chair. The Executive Vice Chair shall have such powers and duties as may be delegated to him or her by the Board of Directors or by the bylaws, or the Chair of the Board. The Executive Vice Chair shall perform the duties and exercise the powers of the Chair of the Board in the event of the Chair's absence or disability.

     SECTION 4. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there is such an officer, the Chief Executive Officer shall, subject to the control of the Board of Directors and these bylaws, have the responsibility for the general management and control of the business and


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     affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors or prescribed by these bylaws. He or she shall have the power to sign all stock certificates, contracts, and other instruments of the Corporation which are authorized and shall have general supervision and direction of all the other officers, employees and agents of the Corporation.

     SECTION 5. President. In the absence or disability of the Chief Executive Officer, if there be such an officer, the President shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall have such other duties as from time to time may be prescribed for him or her by the Board of Directors or the Chief Executive Officer.

     SECTION 6. Vice Presidents. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors or by the bylaws, the President, or the Chair of the Board if there is no President. One Vice President shall be designated by the Board to perform the duties and exercise the powers of the President in the event of the President's absence or disability.

     SECTION 7. Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Corporation and shall have custody of all monies and securities of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an accounting of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors or these bylaws may from time to time prescribe.

     SECTION 8. Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors or these bylaws may from time to time prescribe.

     SECTION 9. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

     SECTION 10. Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.


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     SECTION 11. Action With Respect to Securities of Other Corporations. Unless
     otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities, and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.